Exhibit 99.1

Limestone Bancorp Reports Net Income of $3.4 Million, or $0.45 Per Diluted Share, for the 4th Quarter of 2021 and $14.9 Million, or $1.96 Per Diluted Share, for the Twelve Months Ended December 31, 2021

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 19, 2022--Limestone Bancorp, Inc. (NASDAQ: LMST) (the “Company”), parent company of Limestone Bank, Inc. (the “Bank”), today reported unaudited results for the fourth quarter of 2021. Net income available to common shareholders for the fourth quarter of 2021 was $3.4 million, or $0.45 per basic and diluted common share, compared with $3.1 million, or $0.42 per basic and diluted share, for the fourth quarter of 2020. Net income for the twelve months ended December 31, 2021, was $14.9 million, or $1.96 per diluted common share, compared with net income of $9.0 million, or $1.20 per diluted share, for the twelve months ended December 31, 2020.

“Our Limestone team went above and beyond over the past year to serve our customers in a difficult environment. Through their efforts, we achieved 4% loan growth, 8% deposit growth, and nearly 13% tangible book value1 growth,” said John T. Taylor, President and CEO. “Since the second quarter of 2020, Limestone has assisted customers and communities through the SBA Paycheck Protection Program (“PPP”). I commend our team of community bankers who helped our customers obtain approximately 1,500 PPP loans, which totaled $65.9 million and resulted in fee income of $2.8 million in 2021 and $1.1 million in 2020.”

Assets increased $62.8 million, or 4.6%, during the fourth quarter. The loan portfolio increased $33.8 million, or 3.5%, during the fourth quarter to $1.0 billion at December 31, 2021, compared to $968.1 million at September 30, 2021, and $962.1 million at December 31, 2020. PPP loans totaled $1.2 million at December 31, 2021, compared to $5.7 million at September 30, 2021, and $20.3 million at December 31, 2020.

Net Interest Income and Average Earning Assets – Net interest income decreased to $11.0 million for the fourth quarter of 2021, compared to $11.6 million for the third quarter of 2021, and increased compared to $10.8 million for the fourth quarter of 2020. Average loans increased to $955.5 million for the fourth quarter of 2021, compared to $952.6 million for the third quarter of 2021, and decreased from $965.3 million for the fourth quarter of 2020.

Net interest margin decreased to 3.32% for the fourth quarter of 2021, compared with 3.61% for the third quarter of 2021, and 3.53% for the fourth quarter of 2020. The yield on earning assets decreased to 3.71% in the fourth quarter of 2021, compared to 4.03% in the third quarter of 2021, and 4.12% in the fourth quarter of 2020. The yield on earning assets for the year ended December 31, 2021, was negatively impacted by lower interest rates on the Bank’s fed funds, certain floating rate investment securities, loans with variable rate pricing features, and new loans originated in the lower interest rate environment, including PPP loans which carry a rate of 1.0%. The negative impact of lower rates was offset by an increase in loan fee income discussed below.

Loan fee income can meaningfully impact net interest income, loan yields, and net interest margin. The amount of loan fee income included in total interest income was $967,000, $1.5 million, and $1.0 million for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively. This represents 29 basis points, 48 basis points, and 33 basis points of yield on earning assets and net interest margin for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively. Loan fee income for the fourth quarter of 2021 included $261,000 in fees earned on SBA PPP loans, compared to $1.4 million in the third quarter of 2021, and $767,000 in the fourth quarter of 2020, which represents eight basis points, 43 basis points, and 25 basis points of earning asset yield and net interest margin for those quarters, respectively. Unearned PPP loan origination fees totaled $45,000 at December 31, 2021.

The cost of interest-bearing liabilities was 0.53% for the fourth quarter of 2021, compared to 0.56% in the third quarter of 2021, and 0.76% in the fourth quarter of 2020. The cost of interest-bearing liabilities continued to decline as a result of continued improvement in deposit mix, as well as the downward repricing of time deposits. Time deposits declined $14.5 million during the fourth quarter of 2021 as approximately $48.2 million of time deposits with an average rate of 0.32% matured and redeemed or repriced at lower interest rates. During the fourth quarter of 2021, newly originated or renewed time deposits had an average rate of 0.16% and an average term of approximately 11 months.

Net interest income increased to $44.2 million for the year ended December 31, 2021, compared with $40.6 million for 2020. Average loans decreased to $958.5 million for 2021, compared to $964.1 million for 2020. PPP loans averaged $15.5 million and $22.5 million for year ended December 31, 2021 and 2020, respectively.

Net interest margin increased to 3.48% for 2021, compared with 3.36% for 2020. The yield on earning assets decreased to 3.92% for the year ended December 31, 2021, compared to 4.20% for 2020. The amount of loan fee income included in total interest income was $4.3 million and $2.1 million for year ended December 31, 2021 and 2020, respectively. This represents 33 basis points and 18 basis points of yield on earning assets and net interest margin for 2021 and 2020, respectively. Loan fee income included PPP fees of $2.8 million and $1.1 million for year ended December 31, 2021 and 2020, respectively, which represents 21 basis points and 10 basis points of earning asset yield and net interest margin, respectively. The cost of interest-bearing liabilities was 0.59% for 2021, compared to 1.05% for 2020.

As of December 31, 2021, time deposits comprise $266.0 million of the Company’s liabilities including $55.0 million with a current average rate of 0.33%, which reprice or mature in the first quarter of 2022. The following table denotes contractual time deposit maturities and average rates as of December 31, 2021:

Maturity Quarter	As of December 31, 2021 (in thousands)	Weighted Average Rate

Q1-2022	55,049	0.33
Q2-2022	55,081	0.30
Q3-2022	28,528	0.37
Q4-2022	23,259	0.28
Thereafter	104,094	0.87
Total time deposits	$266,011	0.53%

Provision and Allowance for Loan Losses – The allowance for loan losses to total loans was 1.15% at December 31, 2021, compared to 1.34% at September 30, 2021, and 1.29% at December 31, 2020.

Net loan charge-offs were $2.1 million for 2021, compared to net loan charge-offs of $333,000 for 2020. At the beginning of the fourth quarter, the Bank had one remaining commercial real estate loan secured by a retail entertainment facility that remained subject to an eligible loan modification under Section 4013 of the CARES Act. This loan totaled $4.4 million, had been graded substandard, evaluated under ASC-310-10, and allocated a specific reserve of $2.2 million since December 2020. Given the uncertainty of the borrower’s ability to return to amortizing principal and interest payments, this loan was placed on nonaccrual during the fourth quarter of 2021 and a partial charge-off of the specifically allocated $2.2 million reserve was recognized. The remaining balance of this loan was $2.2 million at December 31, 2021.

A provision for loan loss of $500,000 and $1.2 million, or $0.05 and $0.11 per common share after taxes, was recorded in the fourth quarter and the year ended December 31, 2021, respectively, compared to $900,000 and $4.4 million, or $0.09 and $0.46 per common share after taxes, in the fourth quarter and the year ended December 31, 2020, respectively. The 2021 loan loss provisions were attributable to net loan charge-offs impacting historical loss percentages and growth trends within the portfolio during the fourth quarter and year, while the provisions for 2020 were largely attributable to the uncertainty surrounding the COVID-19 pandemic related economic and business disruptions.

While the U.S. Government’s economic responses to the COVID-19 pandemic through monetary policy and fiscal stimulus have provided meaningful support to the economy, management deemed it prudent to continue to maintain its qualitative environmental factor in the allowance for loan losses to account for the continued uncertainty surrounding the COVID-19 pandemic.

Non-interest Income and Expense – Non-interest income for the fourth quarter of 2021 increased $207,000 to $2.0 million, compared with $1.8 million for the fourth quarter of 2020. The increase was primarily related to an increase in bank card interchange fees of $157,000 due to an increase in debit card transactions. Non-interest expense increased $117,000, or 1.5%, to $8.0 million for the fourth quarter of 2021, compared with $7.9 million for the fourth quarter of 2020. The increase in the fourth quarter of 2021 was primarily due to an increase in salaries and employee benefits of $434,000 as a result of an increase in average FTEs as well as a moderate increase in performance-based incentive compensation. This increase was partially offset by a decrease in deposit and state franchise tax expense of $290,000, as a result of the elimination of the Kentucky bank franchise tax discussed below.

Non-interest income for the year ended December 31, 2021, increased $1.6 million to $8.4 million, compared with $6.8 million for the year ended December 31, 2020. The increase was primarily due to an increase in bank card interchange fees of $740,000 as a result of an increase in debit card transactions, a $191,000 gain on the sale of OREO from the second quarter of 2021, and a $465,000 gain on the call of a corporate bond from the Bank’s available for sale securities portfolio from the third quarter of 2021. Non-interest expense decreased $445,000, or 1.4%, to $32.0 million for the year ended December 31, 2021, compared with $32.4 million for the year ended December 31, 2020. The decrease was primarily attributable to a decrease of $1.1 million in deposit and state franchise tax expense. This decrease was partially offset by an increase in salaries and employee benefits of $381,000 attributable to moderate merit increases in compensation and performance-based incentive compensation partially offset in 2021 by year over year average FTE reductions. Additionally, deposit account related expense increased $268,000 due to an increase in debit card transactions.

Income Taxes – Income tax expense was $1.1 million and $4.6 million for the fourth quarter of 2021 and for the year ended December 31, 2021, respectively, compared with $680,000 and $1.6 million for the fourth quarter of 2020 and for the year ended December 31, 2020, respectively. Effective January 1, 2021, the state of Kentucky eliminated the bank franchise tax, which was previously recorded as a non-interest expense, and implemented a state income tax at a statutory rate of 5%. State income tax expense was $215,000 and $939,000 for the fourth quarter of 2021 and for the year ended December 31, 2021, respectively, compared to a state income tax benefit of $82,000 and $478,000 for the fourth quarter of 2020 and for the year ended December 31, 2020, respectively, which were related to the establishment of a net deferred tax asset due to the tax law change.

About Limestone Bancorp, Inc.

Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 14 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Bullitt and Henry and extend south along the Interstate 65 corridor. The Bank serves south central, southern, and western Kentucky from banking centers in Barren, Butler, Daviess, Edmonson, Green, Hardin, Hart, Ohio, and Warren counties. The Bank also has banking centers in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the impact and duration of the COVID-19 pandemic and national, state and local emergency conditions the pandemic has produced; economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2020.

Additional Information

Unaudited supplemental financial information for the fourth quarter ending December 31, 2021, follows.

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Twelve	Twelve
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	12/31/21	12/31/20	12/31/21	12/31/20

Income Statement Data
Interest income	$12,314	$12,606	$49,915	$50,753
Interest expense	1,307	1,820	5,693	10,152
Net interest income	11,007	10,786	44,222	40,601
Provision for loan losses	500	900	1,150	4,400
Net interest income after provision	10,507	9,886	43,072	36,201

Service charges on deposit accounts	605	594	2,256	2,268
Bank card interchange fees	1,039	882	4,116	3,376
Bank owned life insurance income	106	99	526	424
Gain on sale of OREO	—	—	191	—
Gain (loss) on sales and calls of securities, net	—	—	460	(5)
Other	234	202	890	781
Non-interest income	1,984	1,777	8,439	6,844

Salaries & employee benefits	4,601	4,167	18,132	17,751
Occupancy and equipment	978	1,011	4,041	4,001
Professional fees	251	233	952	937
Marketing expense	166	177	727	629
FDIC insurance	90	81	405	229
Data processing expense	379	381	1,512	1,502
Deposit and state franchise tax	105	395	375	1,475
Deposit account related expense	566	492	2,158	1,890
Communications expense	161	190	681	856
Insurance expense	91	112	415	428
Postage and delivery	145	151	605	627
Other	450	476	1,968	2,091
Non-interest expense	7,983	7,866	31,971	32,416

Income before income taxes	4,508	3,797	19,540	10,629
Income tax expense	1,063	680	4,631	1,624
Net income	$3,445	$3,117	$14,909	$9,005

Weighted average shares – Basic	7,597,256	7,499,323	7,593,176	7,492,190
Weighted average shares – Diluted	7,597,256	7,499,323	7,593,176	7,492,190

Basic earnings per common share	$0.45	$0.42	$1.96	$1.20
Diluted earnings per common share	$0.45	$0.42	$1.96	$1.20
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00

Performance Ratios
Return on average assets	0.97%	0.95%	1.09%	0.70%
Return on average equity	10.51	10.89	12.03	8.19
Yield on average earning assets (tax equivalent)	3.71	4.12	3.92	4.20
Cost of interest-bearing liabilities	0.53	0.76	0.59	1.05
Net interest margin (tax equivalent)	3.32	3.53	3.48	3.36
Efficiency ratio[2]	61.45	62.61	61.25	68.32
Non-interest expense to average assets	2.25	2.40	2.34	2.50

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20

Income Statement Data
Interest income	$12,314	$12,975	$12,376	$12,250	$12,606
Interest expense	1,307	1,354	1,462	1,570	1,820
Net interest income	11,007	11,621	10,914	10,680	10,786
Provision for loan losses	500	300	—	350	900
Net interest income after provision	10,507	11,321	10,914	10,330	9,886

Service charges on deposit accounts	605	583	520	548	594
Bank card interchange fees	1,039	1,044	1,073	960	882
Bank owned life insurance income	106	112	143	165	99
Gain on sale of OREO	—	—	191	—	—
Gain (loss) on sales and calls of securities, net	—	465	(5)	—	—
Other	234	232	213	211	202
Non-interest income	1,984	2,436	2,135	1,884	1,777

Salaries & employee benefits	4,601	4,582	4,467	4,482	4,167
Occupancy and equipment	978	1,024	979	1,060	1,011
Professional fees	251	219	246	236	233
Marketing expense	166	200	179	182	177
FDIC insurance	90	90	90	135	81
Data processing expense	379	378	377	378	381
Deposit and state franchise tax	105	90	90	90	395
Deposit account related expense	566	545	556	491	492
Communications expense	161	153	194	173	190
Insurance expense	91	105	115	104	112
Postage and delivery	145	169	139	152	151
Other	450	495	522	501	476
Non-interest expense	7,983	8,050	7,954	7,984	7,866

Income before income taxes	4,508	5,707	5,095	4,230	3,797
Income tax expense	1,063	1,366	1,194	1,008	680
Net income	$3,445	$4,341	$3,901	$3,222	$3,117

Weighted average shares – Basic	7,597,256	7,602,686	7,597,202	7,575,211	7,499,323
Weighted average shares – Diluted	7,597,256	7,602,686	7,597,202	7,575,211	7,499,323

Basic earnings per common share	$0.45	$0.57	$0.51	$0.43	$0.42
Diluted earnings per common share	$0.45	$0.57	$0.51	$0.43	$0.42
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

Performance Ratios
Return on average assets	0.97%	1.26%	1.15%	0.99%	0.95%
Return on average equity	10.51	13.61	12.89	11.11	10.89
Yield on average earning assets (tax equivalent)	3.71	4.03	3.91	4.05	4.12
Cost of interest-bearing liabilities	0.53	0.56	0.61	0.68	0.76
Net interest margin (tax equivalent)	3.32	3.61	3.45	3.53	3.53
Efficiency ratio	61.45	59.23	60.93	63.55	62.61
Non-interest expense to average assets	2.25	2.33	2.34	2.46	2.40

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20

Assets
Loans	$1,001,840	$968,088	$947,425	$978,865	$962,081
Allowance for loan losses	(11,531)	(12,973)	(12,637)	(12,755)	(12,443)
Net loans	990,309	955,115	934,788	966,110	949,638
Securities held to maturity	46,460	47,539	46,717	41,254	—
Securities available for sale	214,213	203,548	182,154	177,690	203,862
Federal funds sold & interest-bearing deposits	67,110	44,909	75,536	74,047	56,863
Cash and due from financial institutions	10,493	13,579	9,584	9,800	10,830
Premises and equipment	21,575	21,623	21,912	20,405	18,533
Premises held for sale	310	980	980	1,035	1,060
Bank owned life insurance	23,946	23,845	23,738	23,601	23,441
FHLB Stock	5,116	5,116	5,449	5,810	5,887
Other real estate owned	—	—	—	1,765	1,765
Deferred taxes, net	21,583	22,161	23,452	24,992	25,714
Goodwill	6,252	6,252	6,252	6,252	6,252
Intangible assets	1,989	2,053	2,117	2,181	2,244
Accrued interest receivable and other assets	6,336	6,128	6,231	6,769	6,213
Total Assets	$1,415,692	$1,352,848	$1,338,910	$1,361,711	$1,312,302

Liabilities and Equity
Certificates of deposit	$266,011	$280,545	$303,668	$355,309	$367,552
Interest checking	287,208	239,923	216,344	211,322	190,625
Money market	217,943	198,470	191,773	180,137	175,785
Savings	163,423	163,018	160,257	151,340	142,623
Total interest-bearing deposits	934,585	881,956	872,042	898,108	876,585
Demand deposits	274,083	266,035	267,059	268,882	243,022
Total deposits	1,208,668	1,147,991	1,139,101	1,166,990	1,119,607
FHLB advances	20,000	20,000	20,000	20,613	20,623
Junior subordinated debentures	21,000	21,000	21,000	21,000	21,000
Subordinated capital note	25,000	25,000	25,000	25,000	25,000
Accrued interest payable and other liabilities	10,065	10,193	9,850	8,588	10,048
Total liabilities	1,284,733	1,224,184	1,214,951	1,242,191	1,196,278

Total stockholders’ equity	130,959	128,664	123,959	119,520	116,024
Total Liabilities and Stockholders’ Equity	$1,415,692	$1,352,848	$1,338,910	$1,361,711	$1,312,302

Ending shares outstanding	7,594,749	7,602,686	7,602,686	7,594,499	7,498,865
Book value per common share	$17.24	$16.92	$16.30	$15.74	$15.47
Tangible book value per common share[1]	16.16	15.83	15.20	14.63	14.34

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20

Average Balance Sheet Data
Assets	$1,405,219	$1,369,372	$1,361,080	$1,316,878	$1,304,715
Loans	955,516	952,567	961,922	964,353	965,339
Earning assets	1,322,821	1,284,188	1,275,363	1,230,610	1,220,043
Deposits	1,199,334	1,166,785	1,164,524	1,125,943	1,115,985
Long-term debt and advances	66,000	66,000	66,000	66,617	67,280
Interest bearing liabilities	982,132	954,007	956,172	941,342	951,620
Stockholders’ equity	129,998	126,556	121,386	117,663	113,868

Asset Quality Data
Nonaccrual loans	$3,124	$1,627	$1,530	$1,996	$1,676
Troubled debt restructurings on accrual	340	561	390	399	480
Loan 90 days or more past due still on accrual	—	—	—	—	—
Total non-performing loans	3,464	2,188	1,920	2,395	2,156
Real estate acquired through foreclosures	—	—	—	1,765	1,765
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$3,464	$2,188	$1,920	$4,160	$3,921

Non-performing loans to total loans	0.35%	0.23%	0.20%	0.24%	0.22%
Non-performing assets to total assets	0.24	0.16	0.14	0.31	0.30
Allowance for loan losses to non-performing loans	332.88	592.92	658.18	532.57	577.13

Allowance for loan losses to total loans	1.15%	1.34%	1.33%	1.30%	1.29%

Loan Charge-off Data
Loans charged off	$(2,246)	$(25)	$(178)	$(77)	$(124)
Recoveries	304	61	60	39	186
Net (charge-offs) recoveries	$(1,942)	$36	$(118)	$(38)	$62

Loans by Risk Category[3]
Pass	$977,962	$945,396	$913,753	$942,492	$926,025
Watch	7,856	3,407	15,888	17,929	18,879
Special Mention	—	—	—	—	—
Substandard	16,022	19,285	17,784	18,444	17,177
Doubtful	—	—	—	—	—
Total	$1,001,840	$968,088	$947,425	$978,865	$962,081

Loans by Past Due Status
Past due loans:
30 – 59 days	$556	$630	$181	$677	$1,537
60 – 89 days	210	142	252	254	372
90 days or more	—	—	—	—	—
Nonaccrual loans	3,124	1,627	1,530	1,996	1,676
Total past due and nonaccrual loans	$3,890	$2,399	$1,963	$2,927	$3,585

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20

Risk-based Capital Ratios – Company
Tier I leverage ratio	9.14%	9.39%	8.70%	8.59%	8.24%
Common equity Tier I risk-based capital ratio	9.00	9.37	9.48	8.96	8.72
Tier I risk-based capital ratio	10.38	10.86	10.63	10.00	9.67
Total risk-based capital ratio	13.41	14.13	14.09	13.42	13.14

Risk-based Capital Ratios – Limestone Bank
Tier I leverage ratio	10.84%	10.96%	10.55%	10.44%	10.21%
Common equity Tier I risk-based capital ratio	12.35	12.68	12.95	12.21	12.05
Tier I risk-based capital ratio	12.35	12.68	12.95	12.21	12.05
Total risk-based capital ratio	13.31	13.80	14.11	13.37	13.20

FTE employees, end of period	227	232	231	225	219

Footnotes:

(1) Tangible book value per common share is a non-GAAP financial measure derived from GAAP based amounts. Tangible book value per common share is calculated by excluding the balance of goodwill and other intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which is calculated by dividing common stockholders’ equity by common shares outstanding. Management believes this is consistent with bank regulatory agency treatment, which excludes goodwill and other intangible assets from the calculation of risk-based capital.

	As of
	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20
Tangible Book Value Per Share	(in thousands, except share and per share data)

Common stockholders’ equity	$130,959	$128,664	$123,959	$119,520	$116,024
Less: Goodwill	6,252	6,252	6,252	6,252	6,252
Less: Intangible assets	1,989	2,053	2,117	2,181	2,244
Tangible common equity	122,718	120,359	115,590	111,087	107,528

Shares outstanding	7,594,749	7,602,686	7,602,686	7,594,499	7,498,865
Tangible book value per common share	$16.16	$15.83	$15.20	$14.63	$14.34
Book value per common share	17.24	16.92	16.30	15.74	15.47

(2) The efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and fee income. The efficiency ratio is calculated by dividing total non-interest expenses as determined under GAAP by net interest income and total non-interest income, but excluding from the calculation net gains on the sale of securities and expenses disclosed from time to time as non-recurring in nature. Management believes this provides a reasonable measure of primary banking expenses relative to primary banking revenue.

	Three Months Ended
	12/31/21	9/30/21	6/30/21	3/31/21	12/31/20
Efficiency Ratio	(in thousands)

Net interest income	$11,007	$11,621	$10,914	$10,680	$10,786
Non-interest income	1,984	2,436	2,135	1,884	1,777
Less: Net gain (loss) on securities	—	465	(5)	—	—
Revenue used for efficiency ratio	12,991	13,592	13,054	12,564	12,563
Non-interest expense	7,983	8,050	7,954	7,984	7,866

Efficiency ratio	61.45%	59.23%	60.93%	63.55%	62.61%

	Twelve Months Ended
	12/31/21	12/31/20
Efficiency Ratio

Net interest income	$44,222	$40,601
Non-interest income	8,439	6,844
Less: Net gain (loss) on securities	460	(5)
Revenue used for efficiency ratio	52,201	47,450
Non-interest expense	31,971	32,416

Efficiency ratio	61.25%	68.32%

(3) Loans by Risk Category reflect management’s risk ratings based on categories aligned with the bank regulatory definitions.

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800